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                                                                   Exhibit 10.16


August 23, 2001



Boston Life Sciences, Inc.
137 Newbury Street
8th Floor
Boston, Massachusetts
02116, USA

Dear Sirs:

RE:    Amendment to Agreement Between MDS Nordion Inc. and
       Boston Life Sciences dated the 9th day of August 2000

Reference is made to the agreement between MDS Nordion Inc. and Boston Life Sciences Inc. dated the 9th day of August 2000 (the "Agreement") The parties in consideration of the payment of $1.00 and other valuable consideration the sufficiency of which is hereby acknowledged agree to amend the Agreement as follows:

      1. The parties agree that under the terms of the Agreement, Nordion in addition to supplying Altropane for use in support of BLSI's NDA submission to the FDA for Parkinson's Disease, shall supply Altropane for use in support of BLSI's NDA submission to the FDA for Attention Deficit Disorder.

      2. Section 1.5 of the Agreement is amended to include Phase II human trials for clinical development of Altropane in the United States.

      3. Section 3.3 paragraph 2 is amended such that the last sentence and following shall read as follows:

            "Nordion shall endure that such Facility is available for the production of Altropane for supply to BLSI on a priority basis until the NDA for Parkinson's Disease is submitted by BLSI to the FDA during this term of the Agreement. During the period of September 30, 2001 until expiration or termination of this Agreement. BLSI shall pay to Nordion a Facility fee in the amount of $20,000 US per month. The purchase price of Batches ordered by BLSI for delivery in a particular month shall be applied as a credit against the monthly Facility fee."

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      4.    In addition to the Maximum Batch Size available for purchase as identified in Section 4.1 of the Agreement, BLSI agrees to purchase and Nordion agrees to supply Altropane under the Agreement in accordance with the terms and Batch size appearing on the face of Nordion's Quotation 2001-RQ-0144A (attached) and as amended from time to time.

      5. Section 7.1, paragraph 2 of the Agreement is amended by adding the following at the end of said paragraph.

            " Subject to and without prejudice to any minimum purchase commitment between BLSI and Nordion, BLSI shall be entitled to cancel any Batch ordered from Nordion by providing to Nordion at least two (2) clear business days written notice of cancellation prior to Nordion All orders for Alropane shall be forwarded by BLSI and received by Nordion by the Friday Noon (ET) prior to the week in which Altropane is manufactured and intended for delivery."

      6. Section 16.1 of the Agreement shall be amended in its entirety and shall read as follows:

            "The term of this Agreement shall commence upon the Effective Date and unless terminated earlier pursuant to this Agreement shall expire on the earlier of (i) FDA granting of BLSI's NDA with respect to Altropane for Parkinson's Disease or (ii) December 31, 2002.

      7. All other terms and conditions in the Agreement shall remain in full force and effect.

The foregoing amendments shall be effective as of the 18th day of September, 2001.

If you agree with the foregoing, please execute this Agreement in the space provided below.

                                            Sincerely,


                                            MDS Nordion Inc.

                                            Per:     /s/ Helene Guilmette
                                                  ----------------------------
                                                     V.P. Sales & Marketing
                                                     Nuclear Medicine

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Boston Life Sciences, Inc. agrees this 19th day of September, 2001.


Boston Life Sciences, Inc.

Per:    /s/ Marc Lanser
        ---------------
         Marc Lanser
         Chief Scientific Officer